Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into between John P. McCarvel (hereinafter “Executive”) and Crocs, Inc. (together with its successors and assigns, the “Company”), hereinafter collectively referred to as the “Parties” as of December 27, 2013 (the “Effective Date”). As used in this Agreement, the “Company” shall include Crocs, Inc. and any of its affiliates, subsidiaries, or divisions.

RECITALS

A. Executive’s employment relationship with the Company as President and Chief Executive Officer and his service as a member of the Board of Directors of the Company (the “Board”) will continue until the earlier of April 30, 2014 and the date his replacement as President and Chief Executive Officer of the Company is appointed by the Board (the “Separation Date”); provided that if the Separation Date occurs prior to April 30, 2014, Executive will provide consulting services to the Company through April 30, 2014 pursuant to the terms of this Agreement; and

B. The Company agrees to make certain payments and provide certain benefits to Executive, as set forth in Section 2 below, in consideration for Executive’s (i) entering into this Agreement, including Executive’s agreement to release the Company from any all claims relating to his service to the Company, (ii) remaining employed by the Company until the Separation Date and (iii) compliance with the covenants set forth in Section 5.

AGREEMENT

In consideration of all mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Executive and the Company as follows:

1.	Executive’s Employment Relationship

Executive will remain employed with the Company as President and Chief Executive Officer at his current annual salary of $1,000,000, less applicable tax withholdings, and his current benefits until the Separation Date, at which time his employment will terminate. Executive agrees that he will tender his resignation, effective as of the Separation Date, as President and Chief Executive Officer of the Company, as a member of the Board, and as an officer or member of the board of directors of any subsidiary or affiliated entity of the Company. If the Separation Date occurs prior to April 30, 2014, Executive will provide consulting services to the Company through April 30, 2014 of a maximum of twenty (20) hours per month in consideration of benefits payable under this Agreement.

2.	Consideration

(a) If Executive’s employment with the Company terminates on the Separation Date, then, subject to the next sentence, Executive shall be entitled to receive and the Company shall pay (or cause to be paid) a separation payment in the aggregate amount of $2,100,000 (the

“Separation Payment”), which shall be payable as provided below. Executive’s right to receive, and the obligation of the Company to make, the Separation Payment is specifically conditioned on Executive’s timely execution and non-revocation of a Release (as defined in Section 4) and Executive’s continuing compliance with Section 5. Payment of the Separation Payment shall be made in two installments. The first installment of $1,100,000 shall be paid on the first regularly scheduled payroll date occurring after the Separation Date; provided, however, that if the maximum period during which Executive can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then payment of the first installment of the Separation Payment shall be made on the later of (i) the first regularly scheduled payroll date occurring after Executive’s Release becomes effective and (ii) the first regularly scheduled payroll date occurring in the subsequent calendar year (but in any event, no later than March 15 of the subsequent calendar year). The second installment of the Separation Payment of $1,000,000 shall be paid on the first business day following the first anniversary of the Separation Date. If Executive voluntarily terminates his employment with the Company or the Company terminates Executive’s employment for Cause prior to the Separation Date, then Executive shall not be entitled to receive the Separation Payment. For purposes of this Agreement, Cause means (A) Executive’s conviction, or guilty or no contest plea, to any felony; (B) any act of fraud by Executive related to or connected with Executive’s employment by the Company; (C) Executive’s material breach of his fiduciary duty to the Company; (D) Executive’s gross negligence or gross misconduct in the performance of duties reasonably assigned to Executive which causes material harm to the Company; (E) any willful violation by Executive of the Company’s codes of conduct or other rules or policies of the Company; or (F) any entry of any court order or other ruling that prevents Executive from performing his material duties and responsibilities.

(b) Executive will be entitled to receive any amount earned pursuant to the 2013 annual incentive program, in such form and at such time as is provided under the terms of such program (the “2013 Bonus”); and

(c) Subject to and contingent upon Executive’s continued service with the Company through April 30, 2014 and his continuing compliance with Section 5, Executive will be entitled to continued vesting through April 30, 2014 of the unvested portion of the restricted stock awards and restricted stock unit awards listed on Exhibit A hereto as “Shares Vesting and to be Released Through 4/30/14” (the “Equity Awards”). Notwithstanding the foregoing, if Executive voluntarily terminates his employment with the Company or the Company terminates Executive’s employment for Cause prior to the Separation Date, then the Equity Awards will cease to vest and shall be terminated and cancelled as of the date of such termination of employment. Except as provided in this Section 2(c), all portions of the restricted stock awards and restricted stock unit awards held by Executive that are unvested as of the Effective Date and would not vest before or on April 30, 2104, which are shown on Exhibit A as “Shares Cancelled on Effective Date,” shall be terminated and cancelled as of the Effective Date, and Executive shall have no further rights with respect to such awards.

(d) Executive acknowledges and agrees that he will not be entitled to any annual incentive compensation for fiscal year 2014. Pursuant to the terms of the applicable stock option agreements between the Company and Executive, all vested and exercisable stock options held by Executive as of the Separation Date may be exercised by Executive at any time within three (3) months after the Separation Date in accordance with the terms and conditions set forth in the stock option agreements.

(e) Executive also acknowledges and agrees that if: (i) he voluntarily terminates his employment with the Company or the Company terminates his employment for Cause prior to the Separation Date; (ii) he fails to comply with Section 5(a)(ii), 5(a)(iii) or 5(a)(iv); or (iii) he fails to materially comply with Section 5(a)(i), the Company may seek to recover from him (A) the full amount of any Separation Payment paid to him pursuant to this Agreement and (B) gains from the sale or disposition of any shares distributed to him upon payment of the Equity Awards or the market value of any such shares he still holds.

3.	Amounts Owed

The Company and Executive represent and warrant to each other that, other than Separation Payment and any 2013 Bonus (provided that the 2013 Bonus has not been paid prior to the Separation Date), no amount is obligated to be paid to or from the Company upon Executive’s separation from service with the Company except pursuant to this Agreement. For the avoidance of doubt, the Parties agree that their execution of this Agreement revokes Executive’s participation in the Company’s Change in Control Plan and the related Participation Agreement executed by Executive on June 26, 2013, and that Executive therefore shall receive no benefits under the Change in Control Plan.

4.	Release

To the extent provided in Section 2, Executive’s entitlement to the payments and benefits described in Section 2 is subject to and conditioned upon Executive’s timely execution, without subsequent revocation, of a release of claims in favor of the Company and its subsidiaries and affiliates the form of which is attached hereto as Exhibit B (the “Release”), and Executive’s continuous compliance with Section 5. To be timely, the Release must become effective (i.e., Executive must sign it and any revocation period must expire without Executive revoking the Release) within thirty (30) days, or such shorter period specified in the Release, after Executive’s date of termination of employment. If the Release does not become effective within such time period, then Executive shall not be entitled to such payments and benefits.

5.	Covenants

(a) Confidentiality, Non-Competition and Non-Solicitation. Executive acknowledges and agrees that he has had access to and will continue to have access to confidential, proprietary and trade secret information of the Company and also will have access and exposure to Company customers, vendors, employees, contractors, consultants, investors and other third parties with whom the Company has a relationship in the course of performing his responsibilities for the Company, and that such information, contacts and relationships are vital to the Company’s success and provide the Company with a competitive advantage in the market. Executive and the Company acknowledge that such access is necessary to his ability to perform those responsibilities, that such information, contacts and relationships are valuable assets of the Company, and that the Company has developed and will develop goodwill from this information and these contacts and relationships that also is a valuable asset of the Company. In view of the foregoing and in consideration of the compensation and benefits as provided under this Agreement, Executive further covenants and agrees that:

(i) Except as authorized in writing by the Board or as necessary in carrying out Executive’s responsibilities for the Company, Executive will not, either during the period of the Executive’s employment or at any time thereafter, divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Company that Executive has acquired or will acquire about the Company, whether developed by himself or by others, concerning (A) any trade secrets, (B) any confidential, proprietary, or secret designs, inventions, discoveries, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (C) any customer or supplier lists, (D) any confidential, proprietary, or secret development or research work, (E) any strategic or other business, marketing, or sales plans, systems or techniques, (F) any financial data or plans, or (G) any other confidential or proprietary information or secret aspects of the business of the Company. Executive will refrain from intentionally committing any acts that would materially reduce, and shall take reasonable steps to protect, the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Executive of this Agreement, (B) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, (C) is independently developed by Executive after the Separation Date without use or reference to the Company’s confidential information, as shown by documents and other competent evidence in Executive’s possession or (D) is required to be disclosed by law or legal process. Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law and any prior agreements regarding this subject matter between Executive and the Company.

(ii) during the time he is employed and for a period of one (1) year following the Separation Date, he will not, without the prior written consent of the Company, directly or indirectly, engage in, whether as an owner, consultant, employee, or otherwise, (A) activities competitive with the business activities of the Company as currently conducted or contemplated to be conducted in any country, state, province or like geography where the Company conducted business during Executive’s employment with the Company (the “Territory”); or (B) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or serve as a consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or provide counsel or assistance to any person or entity engaged in business that currently competes with the Company in the Territory. Ownership (as either an investor, or stockholder) by Executive, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation or other business entity shall not constitute a breach of this Section 5(a)(ii).

(iii) during the time he is employed and for a period of one (1) year following the Separation Date, he will not without the prior written consent of the Company, directly or indirectly, solicit to hire or hire or attempt to solicit to hire or hire, or cause to be offered employment or other position or role with the Company, either on a full time, part-time or consulting basis, any person who worked as an employee of the Company or any of its subsidiaries at any time in the six (6) month’s preceding the Separation Date. The restrictions set forth in this Section 5(a)(iii) shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity; and

(iv) during the time he is employed and for a period of one (1) year following the Separation Date, he will not, without the prior written consent of the Company, directly or indirectly, (A) solicit, induce, divert, appropriate or accept business of the type in which the Company engaged during his employment on behalf of any other person or entity, or (B) attempt to solicit, induce, divert, appropriate or accept on behalf of any person or entity, any business of the type in which the Company engaged during his employment, from any customer or actively sought prospective customer of the Company that Executive knew or should have known was being sought.

Executive agrees that the foregoing restrictions are reasonable, will not preclude him from finding gainful employment, and are necessary to protect the goodwill, confidential information, and other protectable business interests of the Company. Executive further agrees that the Company would suffer irreparable harm and has no adequate remedy of law should he violate these restrictions and agrees that injunctive relief, in addition to any other damages or relief available to the Company, is appropriate and necessary to protect the Company’s interests.

(b)	Enforcement; Remedies.

(i) Executive acknowledges that the covenants set forth in Sections 5(a)(i), (ii), (iii) and (iv) impose a reasonable restraint on Executive in light of the business and activities of the Company. Executive acknowledges that Executive’s expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Section 5(a)(i), (ii), (iii) or (iv) by Executive will cause serious and potentially irreparable harm to the Company. Executive therefore acknowledges that a breach of any of the provisions in Section 5(a)(i), (ii), (iii) or (iv) by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Section 5(a)(i),(ii), (iii) or (iv). Executive acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive. In the event of a breach or violation by Executive of any of the provisions of Section 5(a)(i), (ii), (iii) or (iv), the running of the term shall be tolled with respect to Executive during the continuance of any actual breach or violation.

(ii) In the event that any provision or term of Section 5(a)(i), (ii), (iii) or (iv), or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in Section 5(a)) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. Such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, because each of Executive’s obligations in Sections 5(a)(i), (ii), (iii) and (iv) is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

6.	Withholding of Taxes

The Company, to the extent permitted or required by applicable law, shall have the right to deduct from any payment to Executive hereunder any federal, state or local taxes of any kind required by applicable law to be withheld with respect to any taxable event under this Agreement.

7.	No Funding Obligation; No Trust or Fund Created

The Company shall have no obligation to fund the Separation Payment in any way prior to the actual payment of any required payments to Executive hereunder. Neither this Agreement nor any required Separation Payment hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Executive or any other person. The Executive’s right to the Separation Payment shall be no greater than the right of any unsecured general creditor of the Company.

8.	Amendment and Waiver

This Agreement may be amended, supplemented or modified only with the written consent of the Company and Executive. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of: (a) the Company if such waiver is sought to be enforced against the Company; or (b) Executive. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, permitted legal representatives, successors and assigns. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company or which is under common ownership or control with the Company. Any such current or future successor, parent, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement.

10.	Choice of Law

This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the internal, substantive laws of the State of Colorado (without reference to the choice of law provisions of the State of Colorado or of any other jurisdiction that would result in the application of the laws of any other jurisdiction).

11.	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally; (b) sent by facsimile or other similar electronic device with confirmation; (c) delivered by reliable overnight courier; or (d) three business days after being sent by registered or certified mail, postage prepaid, and in the case of (c) and (d) addressed as follows:

If to the Company:	Daniel Hart
Executive Vice President and
Chief Legal and Administrative Officer
Crocs, Inc.
7477 East Dry Creek Parkway
Niwot, CO 80503

If to Executive:	John McCarvel

12.	Unlawful Conduct

By entering into this Agreement, neither Party admits that it engaged in any unlawful or improper conduct, or that it is legally obligated to the other Party in any way except as is specifically addressed herein.

13.	Consideration; Negotiation

The consideration stated herein is contractual and not merely a recital. The Parties execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a Party based on whether a particular Party was or was not the primary drafter of this Agreement.

14.	Binding Effect

This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by both Parties.

15.	Entire Agreement

This Agreement contains the entire agreement of the Parties relating to the subject matter addressed herein and supersedes all prior agreements and understandings with respect to such subject matter, except any written agreements related to Executive’s stock option, restricted stock and restricted stock unit awards, and the Parties have made no other agreements, representations or warranties relating to the subject matter of this Agreement. Notwithstanding the foregoing, Executive shall be entitled to assert his rights for indemnification and advancement of expenses from the Company pursuant to the Company’s certificate of incorporation and bylaws and all indemnification agreements entered into between the Company and Executive, including, without limitation, that certain Indemnification Agreement dated August 10, 2005 between the Company and Executive, which agreement is hereby ratified and confirmed by the Company and shall remain in full force and effect according to its terms.

16.	Section 409A

This Agreement and the Separation Payment provided for under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its subsidiaries or affiliates (or any of their successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a) To the extent Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(b) If at the time Executive’s employment hereunder terminates, Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within six months following the date of Executive’s termination of employment shall not be paid to Executive during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death; and

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments.

17.	Severability

To the extent a court of competent jurisdiction deems that any portion of any provision of this Agreement is invalid or unenforceable, the Parties agree that such portion(s) shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and continue in full force and effect.

18.	Counterparts

This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained by facsimile or by other electronic means shall constitute effective execution of this Agreement.

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IN WITNESS WHEREOF, the Parties have signed this Agreement to be effective as of the date first written above.

EXECUTIVE:

/s/ John McCarvel
John McCarvel

COMPANY:

Crocs, Inc.

By:	/s/ Jeffrey Lasher
Name: Jeffrey Lasher
Its: Chief Financial Officer

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

Exhibit A

Restricted Stock / Restricted Stock Unit Awards

Grant Number	Award Date	Type	Shares	Shares Unvested on Effective Date	Shares Vesting and to be Released Through 4/30/14	Shares Cancelled on Effective Date
002749	2/21/2013	RSU	78,750	78,750	26,250	52,500
Perf 1	2/21/2013	PRSU	78,750	78,750	0	78,750
Perf 2	2/21/2013	PRSU	78,750	78,750	0	78,750
002688	1/29/2013	RSU	42,679	42,679	21,340	21,339
002589	3/14/2012	RSU	33,750	22,500	11,250	11,250
002589	3/14/2012	PRSU	33,750	33,750	0	33,750
002589	3/14/2012	PRSU	33,750	33,750	0	33.750
002268	6/29/2011	RSU	38,986	12,996	0	12,996
002731	6/28/2011	PRSU	25,789	12,895	0	12,895
002284	6/28/2011	RSU	26,112	8,712	0	8,712
00001904	6/15/2010	RSA	35,243	8,811	0	8,811
00001921	6/15/2010	PRSA	35,242	35,242	0	35,242
				TOTAL	58,840	388,745

Exhibit B

CONFIDENTIAL GENERAL RELEASE

This Confidential General Release (“Release”) is entered into between John McCarvel (hereinafter “Employee”) and Crocs, Inc. (hereinafter the “Company”), hereinafter collectively referred to as the “Parties.”

WHEREAS, Employee’s employment with the Company terminated effective as of              2014;

WHEREAS, Employee and the Company entered into a Separation Agreement dated              2013 (the “Agreement”); and

WHEREAS, Employee and the Company desire to resolve any claims or disputes Employee may have that exist at the time this Release is executed by the Parties.

Therefore, in consideration of all mutual promises contained herein and in the Agreement other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Employee and the Company as follows:

1. Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation:

(a)	any and all claims arising out of or relating to Employee’s employment with or separation from the Company;

(b)	any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), breach of fiduciary duty, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(c)	any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the company, vacation pay, personal time off, sick pay, fringe benefits, 401K match, expense reimbursements, or any other form of payment;

(d)	any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment including, but not limited to, the Americans with Disabilities Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; Employee Retirement Income Security Act of 1974; the Labor Peace Act; the Lilly Ledbetter Equal Pay Act; the Colorado Anti-Discrimination Act; the Colorado Wage Act; the Colorado Minimum Wage Act and Minimum Wage Order 28, and any similar or comparable state, local or municipal statutes or ordinances;

(e)	any and all claims arising out of any other federal, state or local law, rule, regulation or ordinance; and

(f)	any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees and costs.

Employee agrees that the release set forth in this Paragraph 1 shall be and remain in effect in all respects as a complete general release as to the matters released. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Release shall serve as a complete defense to such claims and in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Release shall serve as a bar to any monetary recovery by Employee. Employee shall be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in defending against a claim brought or pursued by Employee in violation of this Release.

Notwithstanding the foregoing, the release set forth in this Paragraph 1 does not (i) preclude Employee from any action to enforce any of the terms of the Agreement, (ii) release any rights arising under, or preserved by, the Agreement, or (iii) preclude Employee’s ability to assert his rights for indemnification and advancement of expenses from the Company pursuant to the Company’s director and officer liability Insurance certificate of incorporation or bylaws, or any indemnification agreement or arrangement between the Company and Employee.

2. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.

3. Employee has not assigned any claims or rights released in this Agreement.

4. Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing preparing or reporting of any disparaging remarks regarding Releasees, via the Internet or any news media.

5. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.

6. The consideration stated herein and in the Agreement is contractual and not merely a recital. The Parties hereto execute and deliver this Release after being fully informed of its terms, contents and effects. The Parties acknowledge that this Release is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Release, and that, in the event of a dispute, the Release should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Release.

7. This Release shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Release by both Parties, except for Employee’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.

8. Employee acknowledges:

(a)	By executing this Release, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

(b)	That this Release has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;

(c)	That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA;

(d)	That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Release is executed;

(e)	That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;

(f)	That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Release;

(g)	That Employee has been given a period of 21 days from the date on which Employee receives this Release, not counting the day upon which Employee receives the Release, within which to consider whether to sign this Release;

(h)	That if Employee wishes to execute this Release prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 8, Employee may do so;

(i)	That Employee has been given a period of 7 days following the execution of this Release to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA; and

(j)	To revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address:

Daniel Hart

Executive Vice President and

Chief Legal and Administrative Officer

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, CO 80503

(k)	That this Release becomes null and void and of no further effect if Employee has not executed and returned this Release within twenty-one (21) days after the date on which Employee receives this Release.

(l)	Employee agrees that any modifications, material or otherwise, made to this Release, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

9. This Release may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained by facsimile shall constitute effective execution of this Release.

10. Employee and the Company agree that all the terms of this Release are contained in this document, that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns, that the Release shall be governed by Colorado law, and that the provisions of this Release are severable, so that if any paragraph of this Release is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

Accepted and agreed as of this          day of             , 2014.

John McCarvel

CROCS, INC.

By:
Name:
Its: